Exhibit 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.
ANNOUNCES
FOLLOW-ON PUBLIC OFFERING OF 2,500,000 SHARES OF COMMON STOCK

PASADENA, CA. — September 25, 2006 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it has agreed to sell 2,500,000 shares of common stock in a follow-on public offering.  Gross proceeds from the offering will be approximately $240 million.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC are acting as joint bookrunning managers in connection with the offering.  Alexandria Real Estate Equities, Inc. has granted the underwriters a thirty-day option to purchase up to 375,000 additional shares to cover over-allotments, if any.  The offering is expected to close on Friday, September 29, 2006, subject to customary closing conditions.  The Company intends to use the net proceeds from this offering to reduce the outstanding balance on its unsecured line of credit, which it uses from time to time to provide funds for general working capital and other corporate purposes, including the acquisition of additional life science properties and the redevelopment or development of existing or new properties.

Alexandria Real Estate Equities, Inc. is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, acquisition and selective redevelopment and development of properties containing office/laboratory space for our Life Science Real Estate NicheSM.  Our properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational research entities, as well as government agencies.  Our asset base currently consists of 150 properties comprising approximately 10.5 million square feet plus an imbedded pipeline for the ground-up development of approximately 6.0 million additional square feet of office/laboratory space.

The common stock will be issued pursuant to an effective registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s common stock, nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus supplement relating to this offering, when available, may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (Prospectus Fulfillment) by mail to 4 World Financial Center, Prospectus Department, New York, NY 10080, or from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company’s actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

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